Exhibit 99.1

ZELTIQ ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

Full Year 2015 Revenue of $255.4 million, up 46% year-over-year
Announces New CoolAdvantage™ Family of Applicators with 35 Minute Treatment Times

•	Fourth quarter revenue of $78.2 million, up 54% year-over-year; Full year revenue of $255.4 million, up 46% year-over-year

•	Fourth quarter net income of $40.6 million, or $0.99 per diluted share; Full year net income of $41.8 million, or $1.02 per diluted share

•	Fourth quarter Adjusted EBITDA margin of 7.0%; Full year Adjusted EBITDA margin of 7.6%

•	387 systems shipped, compared to 354 systems in fourth quarter 2014, bringing total system installed base to 4,634 systems

•	273,112 revenue cycles shipped, up 57% from fourth quarter 2014

PLEASANTON, CA (February 29, 2016) – ZELTIQ®, (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the fourth quarter and full year 2015.

Mark Foley, President and Chief Executive Officer, said, “I am very pleased with our ability to deliver another year of significant growth while continuing to penetrate and expand the non-invasive fat reduction market. In 2015, we generated 46% year-over-year revenue growth on top of a very strong 2014. Once again, our results were driven by broad-based execution as we shipped a record number of systems, generated strong year-over-year utilization growth and experienced a significant increase in our international revenue. Our fourth quarter and full year adjusted EBITDA was impacted by higher variable compensation expense due to over performance, accelerated launch of our national direct-to-consumer campaign, inventory write-offs and an increase in certain accounting reserves. In the fourth quarter, we had a very successful launch of our CoolMini™ applicator as we shipped nearly 1,400 units, or $12 million, in add-on applicator revenue. Physician and patient feedback has been very positive and we expect that the CoolMini applicator will enable us to further differentiate CoolSculpting as the leading non-invasive, fat reduction brand and expand our addressable market, particularly with facially focused aesthetic physicians. We also announced the launch of our North America direct-to-consumer campaign which we expect to significantly increase CoolSculpting brand awareness. The campaign will leverage successful learnings from our two direct-to-consumer pilots conducted in 2015 and we are very pleased with the early results from our national roll out. Our international business remains in its early stages of growth and provides us with a significant expansion opportunity going forward. We are very excited about our recently announced hiring of Todd Zavodnick as President, International, as we continue to make great strides in building out our international infrastructure.”

Mr. Foley continued, “As I look to 2016 and beyond I am incredibly optimistic about what ZELTIQ and our CoolSculpting technology can achieve. The recently announced CoolMini Stand-Alone system has the potential to enhance physician adoption while further differentiating our unique and proprietary technology. As a company that thrives on innovation we are proud to announce the introduction of our new CoolAdvantage family of applicators which we plan to roll out late in second quarter this year. These next generation applicators will incorporate a shorter, 35 minute treatment time as well as improvements in the overall procedure resulting from a more consistent tissue draw, reduced suction force and an increase in the treated surface area. Longer term, we are building off of our CoolSculpting platform and continue to make good progress with our acne and cellulite programs, each representing large, incremental market opportunities. I believe that ZELTIQ remains in its early stages of growth as we continue to penetrate the non-invasive fat reduction market while expanding our market opportunity through innovation.”

Mr. Foley concluded, “I am very excited about our opportunities in 2016 as we look to enhance our brand awareness, introduce new applicators and set ourselves up to capitalize on the large, international opportunity. As well, we are implementing a global tax strategy which involves moving our consumable manufacturing this year and that will result in a significantly lower effective tax rate over the long term. We have modestly adjusted our profitability target for 2016 to account for the investments in our tax structure and international infrastructure. We remain confident in our 2016 full year revenue guidance of approximately $315 million and believe that these investments will be important drivers of competitive advantage and market adoption for years to come.”
Fourth Quarter Financial Review
Total revenue for the fourth quarter 2015 was $78.2 million, consisting of $43.2 million of system revenue and $35.0 million of consumable revenue. This compares to total revenue of $50.8 million, consisting of $28.4 million of system revenue and $22.4 million of consumable revenue for the fourth quarter 2014. Total revenue cycles shipped increased 57% to 273,112 for the fourth quarter 2015, compared to 173,895 for the fourth quarter 2014.
Gross profit was $52.4 million, or 67% of revenue, for the fourth quarter 2015, compared to gross profit of $35.9 million, or 71% of revenue, for the fourth quarter 2014. Operating expenses for the fourth quarter 2015 were $50.6 million, compared to $34.3 million for the fourth quarter 2014.
Income from operations for the fourth quarter 2015 was $1.8 million, compared to income from operations of $1.6 million for the fourth quarter 2014. Net income for the fourth quarter 2015 was $40.6 million, or $0.99 per share, compared to net income of $1.3 million, or $0.03 per share for the fourth quarter 2014. Net income was favorably impacted by approximately $38.7 million of which $40.4 million related to the release of the Company’s deferred tax assets valuation allowance primarily due to net operating loss carryforwards offset by current period tax expense of $1.7 million. Weighted average diluted shares outstanding was 41.0 million for the fourth quarter 2015, compared to weighted average diluted shares outstanding of 41.4 million for the fourth quarter 2014.
On a non-GAAP basis, the company reported adjusted EBITDA of $5.5 million, or 7.0% of revenue, for the fourth quarter 2015, compared to $4.4 million, or 8.7% of revenue, for the fourth quarter 2014.
Cash and cash equivalents, short-term investments, and long-term investments were $52.1 million as of December 31, 2015 compared to $49.7 million as of December 31, 2014, and $50.5 million as of September 30, 2015.
Full Year Financial Review
Total revenue for the full year 2015 was $255.4 million, consisting of $130.7 million of system revenue and $124.7 million of consumable revenue. This compares to total revenue of $174.5 million, consisting of $93.0 million of system revenue and $81.5 million of consumable revenue for the full year 2014. Total revenue cycles shipped increased 57% to 980,339 for the full year 2015, compared to 625,186 for the full year 2014.
Gross profit was $181.0 million, or 71% of revenue, for the full year 2015, compared to gross profit of $124.4 million, or 71% of revenue, for the full year 2014. Operating expenses for the full year 2015 were $177.3 million, compared to $122.3 million for the full year 2014.
Income from operations for the full year 2015 was $3.7 million, compared to income from operations of $2.1 million for the full year 2014. Net income for the full year 2015 was $41.8 million, or $1.02 per share, compared to net income of $1.5 million for the full year 2014, or $0.04 per share. Net income was favorably impacted by approximately $38.5 million of which $40.4 million related to the release of the Company’s deferred tax assets valuation allowance primarily due to net operating loss carryforwards offset by current period tax expense of $1.9 million. Weighted average diluted shares outstanding was 40.8 million for the full year 2015, compared to weighted average diluted shares outstanding of 41.0 million for the full year 2014.

On a non-GAAP basis, ZELTIQ reported adjusted EBITDA of $19.3 million, or 7.6% of revenue, for the full year 2015, compared to $13.3 million, or 7.6% of revenue, for the full year 2014.
Full Year 2016 Financial Guidance
ZELTIQ is providing financial guidance for the full year 2016, as follows:

•	Revenue guidance of approximately $315 million

•	Consumable revenue of approximately 55% of total revenue

•	Gross profit margin of approximately 72% of total revenue

•	Operating expenses of approximately 69% of total revenue

•	Stock-based compensation, depreciation, and amortization expense of approximately 7% of total revenue

•	Adjusted EBITDA margin of approximately 10% of total revenue
Additional information regarding ZELTIQ’s results and guidance can be found in ZELTIQ’s Supplemental Financial and Operational Information schedule by CLICKING HERE or by visiting the Investor Relations section of ZELTIQ’s website at www.zeltiq.com.
Conference Call
ZELTIQ will hold a conference call on Monday, February 29, 2016 at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. The conference ID number is 50015275. A live webcast of the conference call will be available online from the investor relations page of ZELTIQ’s corporate website at www.coolsculpting.com.
A replay of the webcast will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its first quarter 2016 financial results. In addition, a telephonic replay of the call will be available until March 7, 2016. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 50015275.
Use of Non-GAAP Financial Measures
ZELTIQ has supplemented its GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of ZELTIQ, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss) in the most directly comparable GAAP measure is provided in the schedule below.
There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the ZELTIQ’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About ZELTIQ® Aesthetics
ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting® System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.
Forward-Looking Statements
The statements made in this press release regarding ZELTIQ’s expectation that the CoolMini applicator as well as its newly launched CoolMini Stand-Alone system will further differentiate CoolSculpting as the leading non-invasive, fat reduction brand and expanding its addressable market, the launch of its national direct to consumer campaign in 2016 will significantly increase consumer awareness of its leading technology, belief that the campaign will leverage successful tactics from two direct-to-consumer pilots and enhance its continued focus on core marketing, optimism and potential for its CoolSculpting technology and CoolMini Stand-Alone system, the timing of the launch of the CoolAdvantage line of applicators, its belief that ZELTIQ still has room to grow, as well as the statements regarding its expected 2016 financial results under “Revised Full Year 2016 Financial Guidance,” are forward-looking statements. The words “believe,” “expect,” “optimistic,” “potential,” “will,” “plan,” “opportunities,” and “guidance” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect ZELTIQ’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ may incorrectly estimate the timing of new product development and new product launch; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; individual patients may not experience the same results with CoolMini as the average patient in the clinical trials; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on October 28, 2015. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.
CONTACTS:
Investor Relations:
Patrick F. Williams
ZELTIQ, Senior Vice President and CFO
925-474-2500
Nick Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,710	$28,649
Short-term investments	12,867	16,286
Accounts receivable, net	33,359	21,472
Inventory, net	28,095	15,536
Prepaid expenses and other current assets	11,771	6,994
Total current assets	121,802	88,937
Long-term investments	3,490	4,805
Restricted cash	452	560
Property and equipment, net	6,969	3,724
Intangible asset, net	5,092	5,780
Long-term deferred tax assets	40,475	66
Other assets	547	33
Total assets	$178,827	$103,905
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,903	$5,824
Accrued and other current liabilities	34,691	21,450
Deferred revenue	7,682	5,069
Current portion of capital lease obligations	124	120
Total current liabilities	53,400	32,463
Long-term deferred revenue	226	622
Long-term capital lease obligations, less current portion	138	262
Other non-current liabilities	761	39
Total liabilities	$54,525	$33,386
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	124,302	70,519
Total liabilities and stockholders’ equity	$178,827	$103,905

ZELTIQ Aesthetics, Inc.
Condensed Consolidated Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenue	$78,225	$50,772	$255,416	$174,478
Cost of revenue	25,840	14,833	74,375	50,064
Gross profit	$52,385	$35,939	$181,041	$124,414
Operating expenses:
Research and development	5,557	5,335	22,909	18,196
Sales and marketing	38,204	23,325	125,458	83,579
General and administrative	6,824	5,672	28,980	20,515
Total operating expenses	50,585	34,332	177,347	122,290
Income from operations	1,800	1,607	3,694	2,124
Interest income, net	18	16	58	63
Other income (expense), net	87	(88)	(420)	(425)
Income before income taxes	1,905	1,535	3,332	1,762
Provision for (benefit from) income taxes	(38,701)	218	(38,470)	231
Net income	$40,606	$1,317	$41,802	$1,531
Net income per share, basic	$1.04	$0.03	$1.08	$0.04
Weighted average shares of common stock outstanding used in computing net income per share, basic	39,093,825	37,958,395	38,754,643	37,563,590
Net income per share, diluted	$0.99	$0.03	$1.02	$0.04
Weighted average shares of common stock outstanding used in computing net income per share, diluted	40,966,744	41,434,178	40,795,646	40,996,972

ZELTIQ Aesthetics, Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31, 2015	December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,802	$1,531
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,423	1,824
Stock-based compensation	13,219	9,383
Deferred income tax benefit	(40,405)	(19)
Amortization of investment premium, net	89	221
Provision for doubtful accounts receivable	859	324
Provision for excess and obsolete inventory	270	853
Loss on disposal and write-off of property and equipment	6	46
Changes in operating assets and liabilities:
Accounts receivable	(12,920)	(11,219)
Inventory	(12,941)	(6,898)
Prepaid expenses and other assets	(5,338)	(2,419)
Deferred revenue	2,254	2,908
Accounts payable, accrued and other liabilities	18,425	2,609
Net cash provided by (used in) operating activities	7,743	(856)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(16,024)	(13,444)
Proceeds from sale of investments	—	1,000
Proceeds from maturity of investments	20,654	21,393
Purchase of property and equipment	(4,279)	(2,340)
Change in restricted cash	94	(252)
Net cash provided by investing activities	445	6,357
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital leases	(120)	—
Proceeds from issuance of common stock upon exercise of stock options	6,628	4,319
Tax payments related to shares withheld for vested restricted stock units	(8,283)	(6,594)
Tax effect of employee stock plans	1,357	87
Net cash used in financing activities	(418)	(2,188)
Effect of exchange rate on cash and cash equivalents	(709)	(462)
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,061	2,851
CASH AND CASH EQUIVALENTS—Beginning of period	28,649	25,798
CASH AND CASH EQUIVALENTS—End of period	$35,710	$28,649

ZELTIQ Aesthetics, Inc.
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,
Amortization and Stock-Based Compensation (Adjusted EBITDA)
(In thousands, except for percentages)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Dollars	2015	2014	2015	2014
Net income, as reported	$40,606	$1,317	$41,802	$1,531
Adjustments to net income:
Interest income, net and other income (expense), net	(105)	72	362	362
Provision for (benefit from) income taxes	(38,701)	218	(38,470)	231
Depreciation and amortization	711	474	2,423	1,824
Stock-based compensation expense	2,958	2,354	13,219	9,383
Total adjustments to net income	(35,137)	3,118	(22,466)	11,800
Adjusted EBITDA	$5,469	$4,435	$19,336	$13,331

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
As a Percentage of Revenue	2015	2014	2015	2014
Net income, as reported	51.9%	2.6%	16.4%	0.9%
Adjustments to net income:
Interest income, net and other income (expense), net	(0.1)%	0.2%	0.1%	0.2%
Provision for (benefit from) income taxes	(49.5)%	0.4%	(15.1)%	0.1%
Depreciation and amortization	0.9%	0.9%	1.0%	1.0%
Stock-based compensation expense	3.8%	4.6%	5.2%	5.4%
Total adjustments to net income	(44.9)%	6.1%	(8.8)%	6.7%
Adjusted EBITDA Margin	7.0%	8.7%	7.6%	7.6%